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                                                                  EXHIBIT 22.1

SUBSIDIARIES OF MAC FRUGAL'S BARGAINS * CLOSE-OUTS INC.

1. PNS Stores, Inc.
  State of Incorporation:     California
  Business Names:             Pic 'N' Save
                              Mac Frugal's Bargains * Close-outs

2. West Coast Liquidators, Inc.
  State of Incorporation:     California
  Business Names:             None